Exhibit 10.16

January 22, 2007

Robert Muir
180 East 100 South
Salt Lake City, Utah 84111

Dear Rob:

As you are aware, Consonus Acquisition Corp, (“Consonus”), Consonus Technologies, Inc., a Delaware corporation (“Parent”), Strategic Technologies, Inc., a North Carolina corporation (“STI”), CAC Merger Sub, Inc. a Delaware corporation and wholly-owned subsidiary of Parent (“CAC Merger Sub”), and STI Merger Sub, Inc., a North Carolina corporation and wholly-owned subsidiary of Parent (“STI Merger Sub”) entered into a Merger Agreement, dated as of October 18, 2006 (the “Merger Agreement”).  Pursuant to the Merger Agreement, CAC Merger Sub will merge with and into Consonus and the separate corporate existence of CAC Merger Sub will thereupon cease and Consonus will continue as the surviving corporation and AS a wholly owned subsidiary of Parent and STI Merger Sub will merge with and into STI and the separate corporate existence of STI Merger Sub will thereupon cease and STI will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Mergers”).  After the Mergers, you will continue to be employed by Consonus in the same capacity and will also be employed by Parent as its Vice President and Chief Financial Officer reporting to the Chief Executive Officer of the Parent and the Parent’s Board of Directors.

From the Effective Date (as such term is defined in the Merger Agreement) of the Mergers to the Date that the indebtedness of STI owing to General Electric pursuant to a loan agreement with General Electric (the “GE Debt”) is paid off, your base salary will be $125,000  and you will be eligible to receive an Incentive Bonus not to exceed 30% of base salary.  Rob will also be entitled to an additional incentive (“Additional Incentive”) compensation for exceeding his performance goals.  On the date hereof, you agree that your eligibility to receive the previously unvested portion of a 1.25% common equity interest in Consonus shall terminate and be superseded and replaced by a new equity interest set forth in the Deferred Stock Agreement attached hereto as Exhibit A.  On and after the date that the GE Debt is paid off, your base salary will be $143,750 on an annualized basis, payable bi-weekly or at whatever frequency that Parent and/or Consonus makes payroll, with future salary adjustments based upon individual performance.  In addition, following the repayment of the GE Debt, the CEO of Parent, the Chairman of the Board of Parent and Parent’s Compensation Committee shall determine quarterly and annual goals for your Incentive Compensation based upon the business plan of Parent and/or Consonus.  Your Incentive Compensation following the repayment of the GE Debt will be based upon quarterly and annual goals that will include, without limitation, accuracy and efficiency of budgeting process, development and timeliness of reporting key indicators to the investment community and the Board of Directors, development and management of processes to assure compliance with budget, among other financial and risk management expectations.  During the term of your employment with Parent, subject to the terms of the deferred stock award set forth in the award agreement attached as Exhibit B, you shall be eligible to receive 1.0% of the fully diluted equity interest in Parent (the “Equity Award”) determined as of the

Effective Date after giving effect to the transactions contemplated by the Merger Agreement, including the issuance of securities thereunder.

Other than as set forth herein, all of the terms and conditions of your employment remain unchanged.  Please indicate your acceptance of the revised terms and conditions set forth above by signing and dating this letter below.

[Signatures on following page]

[Signature page to Consonus Letter to Rob Muir concerning amendments to employment letter]

Sincerely,

/s/Nana Baffour

Nana Baffour
Chairman, Consonus Acquisition Corp.

Agreed to and accepted:

/s/RobertMuir
RobMuir

Knox Lawrence International, LLC 245 Park Avenue | 39th Floor New York, New York 10167 Tel 212 672-1784 Fax 212 792-4001
May 22, 2005

Robert Muir

Dear Mr. Muir:

On behalf of Consonus Acquisition Corp. (the “Company”), a portfolio company of Knox Lawrence International, LLC (“Knox Lawrence”), I am pleased to extend an offer of employment to you as Chief Financial Officer of the Company reporting to Daniel Milburn. This offer is contingent on the Company successfully consummating its pending acquisition of the assets of Consonus, Inc. from Questar Corporation.

Your primary responsibilities will be to provide the financial oversight of the Company including responsibility for monthly closing of the books, oversight of compliance with our financing requirements, relationship with the bank, expense controls, capital budgeting, the budgetary process, financial support to the Chief Operating Officer in order to advance the Company’s strategic direction as well as create and provide insightful reports about the Company’s financial condition to enable the Chief Operating Officer and the Chairman direct the affairs of the Company.

Your base salary will be $125,000 on an annualized basis, payable bi-weekly or at whatever frequency that the Company makes payroll, with future salary adjustments based upon individual performance. Your next review will be in the first quarter of 2006. An incentive bonus, as high as 15% to 20% of your base salary (the “Incentive Bonus”), may be available contingent on Company profitability measured as EBITDA and personal performance. The Incentive Bonus will be payable in the first quarter of 2006 on a pro-rata basis. Additionally, if the Company exceeds the target EBITDA for the year, you may be eligible in addition to other members of the senior management to share in 40% of the excess EBITDA over the target EBITDA. Based on individual performance, you are also eligible to receive a non-voting, equity interest in the Company equal to 1.5% of the outstanding common equity of the Company ( the “ Employee Equity Interest”). The Employee Equity Interest, will vest and will be distributed to you in accordance with the following vesting schedule:

•                             0.25% on the first anniversary of your employment

•                             0.50% on the second anniversary of your employment

•                             0.75% on the third anniversary of your employment

As we discussed, you will be an officer of the Company will play a key role in important key activities such as strategic and tactical planning, budgeting and forecasting, marketing, trade involvement and operational oversight.

The Company offers a competitive benefits program for employees and families, which includes

Knox Lawrence International, LLC 245 Park Avenue | 39th Floor New York, New York 10167 Tel 212 672-1784 Fax 212 792-4001

such plans as medical, dental, disability, flexible spending accounts, group life insurance and a 401(k) savings plan. You are eligible to begin participation in the 401(k) plan after completing three months of employment.

Details of the Company’s benefit program will be made available to you upon the completion of the acquisition.

This offer and your subsequent employment, which will be construed to be on the basis of employment-at-will, is contingent upon the following conditions of employment being satisfied:

•                             Your acknowledgment and execution of the following confidentiality provisions:

During the course of your affiliation with the Company, you will often acquire or have access to “Confidential Information”. “Confidential Information” includes, but is not limited to the Company and Knox Lawrence’s business strategy, customers, products, sales, plans, prices, selling costs, and other information that concerns the Company and Knox Lawrence. With respect to any and all Confidential Information, you agree that you will:

(a)       not reveal, report, publish, disclose or transfer Confidential Information to any person or permit any person to examine and/or make copies of any documents which contain or are derived from any Confidential Information, except as required in the due course of your affiliation with the Company, and then only as directed by the Company;

(b)       not use Confidential Information for your own benefit or use of the benefit of others or to compete with the Company or otherwise use the Confidential Information in any way detrimental to the Company;

(c)       not remove any Confidential Information from the premises of the Company except as required in the due course of your affiliation with the Company, and then only as directed by the Company; and

(d)       hold the Confidential Information in the strictest confidence and take all reasonable precautions to protect the Confidential Information.

•          A satisfactory reference investigation and successful completion of the Company’s customary screening.

•          In compliance with federal immigration law, the Company must verify the status of every individual offered employment to ensure that they are authorized to be lawfully employed in the United States. Therefore, it will be necessary for you to submit verification of your identity and employment authorization upon your first day, as a condition of employment with the Company.

By accepting this employment offer, you hereby represent that your employment with the Company

Knox Lawrence International, LLC 245 Park Avenue | 39th Floor New York, New York 10167 Tel 212 672-1784 Fax 212 792-4001

does not violate the terms of any employment or other agreement to which you now or have previously been a party.

Your employment is scheduled to commence as soon as practical, however, we would like to receive your confirmation immediately after May 31st, 2005 so we may negotiate an effective start date.

If accepting, indicate your acceptance of our offer under the terms and conditions outlined in this letter, by signing and dating the requested documents and returning the originals to me. Please be sure to keep copies for your own files.

If you have any questions or need additional information regarding our offer, please feel free to call me directly at 212-672-1782. Thank you and we look forward to your joining our team at Consonus!

Sincerely,

/s/ Nana Baffour

Nana Baffour, CFA

Managing Principal

Accepted:	/s/ Robert Muir	Dated :	6/9/05
Name